Exhibit 99.1
NEWS RELEASE

Media Contact:	Art Larson Sempra Energy (877) 866-2066 (toll-free U.S.) www.sempra.com Wes Phillips (251) 450-4799 (office) (251) 591-3647 (cell)

Financial Contact:	Glen Donovan Sempra Energy (877) 736-7727 (toll-free U.S.) (619) 696-2901 investor@sempra.com
SEMPRA ENERGY COMPLETES ACQUISITION
OF ENERGYSOUTH, INC.
     SAN DIEGO, Oct. 1, 2008 – Sempra Energy (NYSE: SRE) today announced the completion of its acquisition of Mobile, Ala.-based EnergySouth Inc. for $510 million in cash.
     The acquisition was accomplished via a merger of a Sempra Energy subsidiary and EnergySouth. Sempra Energy’s Sempra Pipelines & Storage unit will operate the EnergySouth business as part of Sempra Pipelines & Storage’s existing operations.
     The acquisition, which was announced July 28, gives Sempra Energy a majority ownership in two large, high-cycle underground natural gas storage facilities that, when fully developed, will have capacity of 57 billion cubic feet of natural gas serving the nation’s fastest-growing natural gas markets.
     “We are pleased with the closing of this transaction and the positive support from shareholders and regulators,” said Donald E. Felsinger, chairman and chief executive officer of Sempra Energy. “The Gulf Coast is of growing importance as a critical energy hub for North America and these new assets allow us to quickly expand our natural gas infrastructure business in the region.”
-more-

Sempra Energy Completes Acquisition of EnergySouth, Inc..../Page 2
     As part of the transaction, Sempra Energy also acquired Mobile Gas Service Corp., an Alabama natural gas distribution utility owned by EnergySouth. Mobile Gas serves approximately 93,000 customers in southwest Alabama, a region that stands to benefit from strong economic development within its service territory. James M. Fine has been named president of Mobile Gas. He previously served as the company’s vice president of operations.
     A substantial majority of EnergySouth shareholders approved the transaction yesterday. They will receive $61.50 per share. The transaction also has received all necessary regulatory approvals, including federal antitrust clearance under the Hart-Scott-Rodino Act.
     Sempra Pipelines & Storage develops, builds and operates natural gas pipelines and storage facilities in Latin America and the United States. The company and its affiliates operate and/or own more than 1,200 miles of pipelines and are developing an additional 800 miles to help meet North America’s growing demand for energy. It also manages natural gas and electricity distribution in Argentina, Chile, Mexico and Peru.
     Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2007 revenues of more than $11 billion. The Sempra Energy companies’ 13,500 employees serve more than 29 million consumers worldwide.
This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “would,” ”could,” “should,” or similar expressions, or discussions of strategies or plans.  Forward looking statements also may include statements regarding the benefits of the transaction, including accretion to reported earnings that may be realized from the transaction.. Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements. These risks include, but are not limited to, the risk that the expected benefits of the transaction are not realized. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, California State Legislature, California Department of Water Resources, Federal Energy Regulatory Commission, Federal Reserve Board, U.K. Financial Services Authority and other environmental and regulatory bodies in the United States and other countries; capital market conditions, inflation rates, interest rates and exchange rates; energy and trading markets, including the timing and extent of changes in commodity prices; the availability of natural gas and liquefied natural gas; weather conditions and conservation efforts; war and terrorist attacks; business, regulatory, environmental, and legal decisions and requirements; the status of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the reports that Sempra Energy and EnergySouth have filed with the Securities and Exchange Commission. These reports are available through the EDGAR system without charge at the SEC’s Web site, www.sec.gov and on each company’s Web site, at www.sempra.com or www.energysouth.com.

Sempra Energy Completes Acquisition of EnergySouth, Inc..../Page 3
Sempra Pipelines & Storage is not the same company as the utility, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra Pipelines & Storage is not regulated by the California Public Utilities Commission.
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